UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code) (425) 354-5038

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2012, the board of directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”), upon recommendation of the compensation committee of the Board (the “Committee”), approved equity compensation awards to Christopher Garabedian, President and Chief Executive Officer, pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”).

The Board approved the grant of an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $10.08 per share, the reported closing price on the Nasdaq Global Market on August 23, 2012, the grant date. The stock options granted become exercisable beginning on the one-year anniversary of the grant date, with one fourth ( 1/4th) of the shares of common stock subject to the option vesting at that time and one forty-eighth (1/48th) of the shares of common stock subject to the option vesting each month thereafter on the same day of the month as the grant date, so that the option will be fully vested and exercisable on the fourth anniversary of the grant date, subject to Mr. Garabedian continuing to be a Service Provider (as defined in the Plan) through each such date.

In addition, the Board approved the grant of stock appreciation rights (“SARs”) with respect to 70,000 shares of common stock at an exercise price of $10.08 per share, the reported closing price on the Nasdaq Global Market on the grant date. The SARs granted become exercisable beginning on the one-year anniversary of the grant date, with one fourth ( 1/4th) of the shares of common stock subject to the SARs vesting at that time and one forty-eighth (1/48th) of the shares of common stock subject to the SARs vesting each month thereafter on the same day of the month as the grant date, so that the SARs will be fully vested and exercisable on the fourth anniversary of the grant date, subject to Mr. Garabedian continuing to be a Service Provider through each such date.

The options and stock appreciation rights are subject to the terms of the Plan and the individual award agreements.

The Board also approved, upon recommendation of the Committee, an increase in base salary and an award of restricted stock units for Michael Jacobsen, Vice President, Finance. The Board approved an increase in base salary from $275,000 per year to $300,000 per year, effective as of September 1, 2012. In addition, the Board approved the grant of restricted stock units (“RSUs”) with respect to 7,500 shares of common stock. The RSUs granted become exercisable beginning on the one-year anniversary of the grant date, with one fourth ( 1/4th) of the RSUs vesting at that time and one forty-eighth (1/48th) of the RSUs vesting each month thereafter on the same day of the month as the grant date, so that the RSUs will be fully vested and exercisable on the fourth anniversary of the grant date, subject to Mr. Jacobsen continuing to be a Service Provider through each such date. The RSUs are subject to acceleration provisions in the event of certain termination scenarios as more specifically set forth in an agreement between the Company and Mr. Jacobsen. The restricted stock units are subject to the terms of the Plan and the individual award agreement.

The foregoing description of the terms of the RSU award does not purport to be a complete description and is qualified in its entirety by reference to the RSU award agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ Michael A. Jacobsen
Michael A. Jacobsen
Vice President, Finance and Secretary

Date: August 29, 2012